Exhibit 99.1

FOR IMMEDIATE RELEASE                                Contact: Jamie E. Levey
May 3, 2004                                          Investor Relations
                                                     (888) 319-6962

               INTEGRATED BIOPHARMA RECEIVES ADDITIONAL $5 MILLION
                TO COMPLETE ITS $13.5 MILLION PRIVATE PLACEMENT

Hillside, NJ. May 3, 2004 - Integrated BioPharma, Inc. (Amex: INB), a leading biopharmaceutical company, today announced that it has raised $5 million from the sale of 500,000 shares of common stock in a private placement. The investor also received a warrant to purchase 50,000 shares of common stock at an exercise price of $14 per share.

This financing is in addition to the private placement that was completed last week, bringing the total gross proceeds raised in the past week to $13.5 million. If all securities issued in the two private placements are fully converted and exercised, the total gross proceeds to the company could exceed $27 million.

The investor, Damon DeSantis, is the former CEO and President of Rexall Sundown, a global company in the nutraceutical industry. He joins his father, Carl DeSantis, the founder of Rexall Sundown, as a shareholder of Integrated BioPharma, Inc.

Integrated BioPharma, Inc. will use the net proceeds for general corporate purposes and potential acquisitions.

"We are pleased to have Damon DeSantis as a significant shareholder of Integrated BioPharma," said E.Gerald Kay, Chief Executive Officer. "He is an esteemed executive of the nutraceutical industry whose investment reflects confidence in our corporate strategy. We expect to have the benefit of ideas and guidance of both Carl and Damon DeSantis for the further development of our company."

The shares of Common Stock issued in this private placement have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (SEC) or an applicable exemption from the registration requirements. This news release is not an offer to sell or the solicitation of an offer to buy the securities discussed herein.

INB serves the pharmaceutical, biotech and nutraceutical industries. Through several wholly owned subsidiaries, INB develops, manufactures and distributes more than 130 products worldwide. Its subsidiary, Paxis Pharmaceuticals, Inc., develops and operates a state-of-the-art GMP facility for the production and sale of paclitaxel and related drugs. Through its biotech subsidiary, NuCycle Therapy, Inc., INB is developing human therapeutics and preventive cancer compounds in transgenic plants. Further information is available at www.iBioPharma.com.

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such

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statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand, and the company's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential risk factors that could affect the company's financial results can be found in the company's Reports filed with the Securities and Exchange Commission.

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